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JOHN A. GEORGES
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Good afternoon. Now that you have had a chance to absorb the information from this morning, I'd like to share with you my thoughts about International Paper's plans and prospects for the future. As you know, I became chief executive officer of International Paper 10 years ago. When I did, I made a commitment to you. Those of you who were here at that time may remember that I said I would never overpromise and that I would deliver on what I said. And I believe that we as an organization have lived up to that commitment. When I say to you today that I'm excited about the prospects for our company over the next several years, I don't use those words lightly.

You know that we've maintained a respectable level of profitability even through the down cycle and that we are today in a very strong financial position. That distinguishes us from a number of our competitors.

Another factor is that - and I realize I'm somewhat biased when I make the comment - I have the strongest management team in the industry: not just the people you heard from this morning, who in my mind are very impressive, but the others in this room with whom you are having lunch. They are as dedicated as I am to making a step change in the profitability of our company over the next several years. And I'll tell you in a few minutes how we're going to do that. I'm going to take the information given to you by Bob, Wes, John and Mark, and put much of that same information in a different context, a context that will help you understand what we're about.

STRATEGIES

  Value-Added Products

  Cost Reduction

  Growth

    o Core Paper, Packaging and Wood Businesses
    o Distribution and Specialty Products Businesses
    o Geographic Coverage

  GOAL: 15 PERCENT ROE OVER A FULL CYCLE

Over the past years, we have described our strategies as constituting the following: (1) We said we wanted to increase the quantity of value-added products in our core products and to expand into related specialty businesses. (2) We wanted to be a low-cost producer in our major product areas, through aggressive cost reduction. (3) We wanted to grow our revenues by selectively expanding in our core paper, packaging and wood businesses, in distribution and specialty products businesses, and in geographic coverage.

There were obvious underlying reasons for these strategies. Back in the middle 1980s, our mix in most of our businesses consisted almost entirely of basic commodity grades. We were not a value-added company. Also, while we had moved from being a company of old, higher cost mills through an aggressive modernization program in the early 1980s and had made substantial progress, we still had more to do. We needed to bring new vitality to the company to help it grow. (We had flat revenues for quite a number of years as we went through our restructuring.) We were interested in expanding our product line to include products that were related to our core competencies, that would give us greater growth and profitability and less cyclicality. This is what we promised you some years ago.

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We also said we would pursue opportunities globally, seeking the best return for our shareholders. And, finally, we set a goal to achieve a 15 percent return on equity on average over a full business cycle. When I first stated that goal, our ROE was 2 to 3 percent.

Today, I'd like to update you on our strategies in view of the progress we have made. So let me take some of the same information given to you by the previous speakers and restate it in the context of these strategies.

VALUE-ADDED PRODUCTS

Let's first review the pursuit of enriching our product mix with value-added products.

In containerboard, in the trough of the last cycle, only 5 to 10 percent of our products were what I would call value-added. By value-added I mean products for which we received a higher price in the marketplace than the basic product. I'm not talking about either recycled or lightweight products, but some of the other specialty products. As John said, today about 30 percent of our product line commands a higher price. The Mansfield mill coming on stream in 1996 will add to that capability.

INDUSTRIAL PACKAGING

  High Strength, High Smoothness
  Lightweight, Moisture Resistant
  Recycled
  Mottled White, White-Top
  Triton System

Let's now turn to consumer packaging. In bleached board, the change is even more dramatic, given the recent modernization of our Texarkana, Texas, Pine Bluff, Ark., and Moss Point, Miss., mills. Before that modernization, I'd say we were primarily in the commodity end of the folding carton business, and we also made carton board for liquid packaging. Currently, we sell very little in the commodity end of the business. Today, John Dillon covered the progress we've made.

Now some of our progress has been tedious: for example, our aseptic packaging program has been going on for almost 10 years. But we have persevered. Today, we're proud of our product line. It's as good as any in the business, and we are the clear leaders in some areas.

CONSUMER PACKAGING


  Aseptic Systems
  Liquid Packaging
    o Juice Cartons
    o Spout Pak
  High-End Graphics
  Coatings

In printing papers, our Hammermill and Springhill brands are respected as the premier lines in the uncoated white papers business. Recently, we've added 100 percent recycled products and we've done a tremendous amount of work to develop new specialty products for today's office equipment.

PRINTING PAPERS

  100% Recycled Products
  Specialty Papers for New Equipment
    o Ink-Jet Printers
    o Laser Printers
    o Color Graphics

In the specialty products businesses, Mark Suwyn described a broad array of new products, the life blood of these businesses.

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SPECIALTY PRODUCTS

  Masonite
    o New Door Facing Products - CraftMaster
    o New Wood Siding - OmniWood

  Decorative Products
    o Acquired Fome-Cor

  Nonwovens
    o New Polypropylene Spunbond Lines
    o Hydroentanglement - Project Coral

  Specialty Industrial Papers

  Specialty Chemicals

  Imaging

    o Direct Computer-to-Plate Products
    o Imagesetting Films
    o Multi IV Photographic Paper

The idea I want to convey to you is that we have made very substantial progress in our strategy to expand our offering of value-added products.

At a recent management meeting, we reviewed our organization, our process and our progress and we concluded that it was time to step up our efforts in product development. In the last few years, we have reduced by half the time needed to take a new grade or product from conception to commercial production. In short, we have drastically improved our productivity. We've hired a competent group of young, skilled people, and we intend to expand our product development efforts in the coming years.

You have perhaps read recently that we are consolidating all of our packaging development efforts in a new facility in Cincinnati, Ohio, from nine locations around the country. Development of paper products will be at Erie, Pa., and McKinney, Texas. Just a year ago, we purchased a coating facility in McKinney for the production of low-volume grades of specialty paper products. The facility is profitable, but more importantly, it's a development facility. In our first year, we commercialized 13 new grades through McKinney. Today, we have 15 development projects being processed there. We've come a long way, and product development remains a very high and important strategy in the coming years.

COST REDUCTION

Let me move to our second key strategy, cost reduction. I'm not talking about the ongoing cost reduction that companies do all the time. On that, we keep score. It runs about $100 million to $200 million a year on things that we do to provide incremental change in the organization. We do that to be competitive, and usually our customer winds up getting the cost savings. Seldom do we improve our profitability a lot through ongoing cost reduction, but heaven help you if you don't. The idea is to do it as well as, if not better than, the competition.

As we went through the last cycle, we took a very hard look at ourselves. We knew that we couldn't wait for good times to return, that we had to make step changes in our organization. Now for the next five minutes, I'm going to talk about manufacturing. It is an important part of our business, and we are spending a great deal of time focusing on the manufacturing aspects of our organization.

One way of getting cost reduction is through capital expenditures, what I call a capital-intensive process. We're very good at that, and we have done a lot of it in the past. What I'm going to describe to you now is quite different and is not capital-intensive at all. It deals in a very significant way with how you manage people

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and how you run the organization. But let me take you a step at a time through our cost reduction process.

COST REDUCTION

  Reduce Management Layers

  High-Performance Work Systems

  Organization Redesign


  Productivity Improvements
    o Precision in Manufacturing
    o Mill Uptime and Improved Manufacturing Systems
    o Cost of Quality

  Leverage Purchasing Power

REDUCE MANAGEMENT LAYERS

The first thing that we did was to benchmark ourselves with companies both inside and outside our industry. As we did, we realized that we had work to do in terms of reducing management layers. It sounds simple, but it's a little harder to put into practice. After much study, we concluded that we must reduce the number of layers in our organization by an average of about one and a half over the next 15 months. The actual reduction will be somewhere between one and two layers, depending on the part of the organization.

A lot of good things happen if you handle this reduction right. It is not just a question of reducing people, although that is an important part of it. More importantly, in reducing layers you end up with a more efficient organization. Layers in an organization are like glue. By this I mean that things take longer to get through it. The fewer people from whom you need to get approvals and the more you empower people to make decisions, the faster things go. But suffice it to say that we are committed to reducing the layers in our organization. We thought we had a lean organization, but now we're committed to getting even leaner.

HIGH-PERFORMANCE WORK SYSTEMS

The second part of our cost reduction effort has to do with high-performance work systems. Different people call this concept by different names, but basically it deals with how you get your work force to do what they are fully capable of doing on their own. Company after company has found that one of the biggest problems lies in having supervisors tell workers what to do and how to do it when, in fact, the workers are quite capable of making these decisions themselves.

At International Paper, we've had some good success with high-performance work systems. Several of our mills and plants are far along in using the concept as a way of energizing and involving the work force. In every case, the results are phenomenal in terms of output, quality and yields - everything that matters in a manufacturing organization.

So here is our job: How do we take something that is well known and apply it in several hundred installations in this company, and in a finite time frame? I'm not talking about 10 years or even five years in the future. The job for us is to do it so that we start to get a payoff immediately, recognizing that to capture the essence of what people call high-performance work systems will take a little longer. We're into this and we're convinced that it will make a big difference in the way we manage the Company. In

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fact, it makes the reduction of layers possible. These efforts are additive and reinforcing. You can't do one without doing the other.

ORGANIZATION REDESIGN

Our cost reduction programs are not limited to our plants and mills. As part of our organization redesign, we've taken a closer look at our finance and human resource organizations. We found that each of the acquisitions we made over the past several years came with its own financial system. Although we have worked hard to consolidate these systems, we discovered further opportunities to reduce costs.

Our analysis showed that our finance-related costs were about 1.5 percent of our revenues, which is below average for a large U.S. industrial company. We found that a typical company was at 1.8 percent and that 1.5 percent was excellent. However, the really outstanding companies were at the 1.1 percent level, and our program is aimed to get us there. About 18 months ago, our finance organization went to work on this organization redesign. They're well into it and we're going to begin seeing a payoff on it next year. It will take another couple of years to complete.

The same thing can be said about the human resource organization redesign.

PRODUCTIVITY IMPROVEMENTS

As we move on in the manufacturing organization, our initiatives take a back to basics, blocking and tackling approach. "Precision in manufacturing" requires everyone in the plant or mill to continually assess and improve operating procedures and to make sure that all machine components are maintained properly and that operators know how to do their jobs in the safest, most efficient and most quality-conscious way. It is a systematic approach to training and to quality management.

Now if you have one mill, you can argue that you have to learn it all yourself. But when you have as many mills and plants as we do, you can leverage that into a competitive advantage because what you learn at one place can be applied someplace else.

We've been doing this now for about a year in our printing papers organization. Effectiveness - by this I mean product output - has gone up 5 percent. But there's more to be gained. We are applying what we've learned to our several hundred installations around the country. All the principles are the same.

"Mill uptime and improved manufacturing and maintenance systems" is designed to improve the reliability and availability of our plant and machinery. It involves getting people to solve problems to keep costs down. This need not be done at the supervisor's level, but rather at the maintenance and operator level where problems first occur.

We've had four mills on a special program for the past year. On average they are getting $6 million to $10 million a year savings in mill uptime and in improved manufacturing and maintenance from their efforts. We've demonstrated it can be done. Now we intend to do it in every location of this company.

Another cost reduction initiative currently under way is an effort to reduce the "cost of quality" throughout the system. This program is based on the idea that we can measure and control the amount of money spent on preventing, evaluating, correcting and recovering from products

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that don't meet our customers' specifications. In our businesses, the cost of quality can range from 4 percent to more than 30 percent, depending on the complexity of the operation. Obviously, you can't eliminate all such costs. There are reasons why some of this cost exists. For example, the trim of the machine just isn't perfect. But we also know that when a mill attacks cost of quality in a disciplined way, it can get the numbers down significantly. We have mills that have taken cost of quality from 25 percent down to 20 percent. Now when you start multiplying such reductions across a company our size, the dollars are profound. And again, we've been working on quality for a long time. We've seen where our star plants have succeeded in reducing the cost of quality. The question now is, how do we get 200 installations to do it all the time? We think we know how to do it; it's now a question of being sure that we challenge the entire organization to do it and, again, to do it over a finite period of time.

LEVERAGE PURCHASING POWER

As our final step in cost reduction, we have learned that as we've gotten bigger, we can leverage our ability to buy. For example, we've got some 60 plants that buy inks. All of them used to buy it by themselves; they specified their own and bought it. Now we have them all buy it together for a savings of 20 percent on ink cost - big dollars for a company our size.

We have centralized our purchasing for major items but have not done it for our specialty or international businesses. Now, though, we're going to do it across our whole system, down to many much smaller items, and I believe this will contribute a fair amount to savings.



EARNINGS IMPACT

IMPACT OF COST REDUCTION INITIATIVES

  o Cost Savings of Several Hundred Million Dollars
    Annually

What am I looking for? Out of all this, I'm saying that we're going to capture several hundred million dollars a year. I'm confident of it, and I'm being conservative in saying it. These steps are different from the cost reduction we've done up to now in the sense that we're not going to pass it on. I think we're going to be able to keep most of it because it results from a step change, and I don't think our competitors are going to catch up to us on this one. And so on this one I've got to be braver and say, normal cost reduction savings will get passed on, but a large part of these reductions

I'm going to capture for International Paper's shareholders

INTERNATIONAL PAPER

Earnings at Bottom of Economic Cycles

  Early to Mid-1980s                  $0 Per Share

  Low of Last Cycle                   $2 to $3 Per Share

  Expected Low of Next Cycle          $4 to $5 Per Share

What might all of this mean? If you look back to the mid-1980s when times were rough for International Paper, we were one of the poorer performing companies in the industry. We were just about at break-even. Through the work that we did beginning at that time through the last cycle, our earnings bottomed at $2 to $3 per share. I don't think many paper companies can say that at the bottom they did better in this cycle than the previous cycle. But we think we made a step improvement in our relative position in the industry.

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As a result of the activities I've just discussed, when the next cycle comes, and it will come, our objective is to earn $4 to $5 a share at the bottom.
And I'm pretty bullish that we're going to make that happen. Cost reduction will continue, except that we are making step changes in how we do things, instead of only the incremental changes that we were making in the past.

GROWTH

GROWTH: CORE PAPER & PACKAGING BUSINESSES

  Mansfield    Lightweight Containerboard - Recycled
  Riverdale    Uncoated Freesheet - Recycled
  Kwidzyn      Uncoated Freesheet, Coated Board
  Nicolet      Specialty Industrial Papers
  Oswego       Lightweight Containerboard - Recycled

        ONE MILLION TONS OF ADDITIONAL
          PRODUCT IN A RISING MARKET

Let me move on to the next item that we talked about, growth. Today, you've heard that we're going to bring on about a million tons of additional product in the next 18 to 24 months through projects that are well under way. This will add substantially to International Paper's earnings in the rising market. As it comes on line over the next two years, it represents only minimal industry expansion across a wide variety of products and markets.

Nevertheless, it's coming on stream in the right businesses at the right time in the cycle. It is also the most ambitious program in the Company's history. We have never had this kind of growth program in our core paper and packaging businesses. Importantly, it's not the only growth that's going on. You heard about most of the other growth areas earlier today, but there are some you didn't hear about. For example, there is rapid growth in a whole variety of our specialty businesses. The interesting point here is that, in almost every instance, the products we're adding qualify as being close to proprietary, if not specialty, products. And these are businesses that are growing worldwide.

GROWTH: SPECIALTY BUSINESSES

OSB Plant - Texas
CraftMaster Door Facing Line - Laurel, Miss., and Europe
Polypropylene Spunbond - Toronto, Canada, and Mexico
Project Coral - Commercial Development Unit
Liquid Packaging - China and France
Nevamar Expansion
Expanded Chemicals - Panama City, Fla., and Europe

          LARGELY PROPRIETARY PRODUCTS
             IN SPECIALIZED MARKETS

We will also continue to look for acquisitions that will add strength to these businesses. You've seen us acquire distribution companies and other small operations that fit well with these businesses, and I would expect that to continue.

The international market is yet another area for growth. In the past couple of years, we've made a number of investments in overseas markets. Kwidzyn, our mill in Poland, will cost us a total of $300 million when we're finished with the modernization program next year. To date, the Kwidzyn investment is performing beyond our expectations.

Scitex is an equity investment we made in the last couple of years. It has been a disappointment in the sense that the price of the stock has declined, partly because of an earnings decline and partly because the Israeli market collapsed. But it has stabilized and it's swinging up. Over the long term, the Scitex investment will still serve the purpose for which it was intended.

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Carter Holt Harvey, where we have a 24 percent interest in a major corporation in New Zealand, has been an excellent investment. The business has done well, as has the price of the stock. It has also given us a window in two important parts of the world - the Pacific Rim and South America. We hope to find a way to participate in these markets to a greater extent than we do now.

Our strategy continues to include interest in global markets and we have made some recent organization changes to further this interest. These changes follow the pattern set in Europe. After we established a sizable base there, Wes Smith went over as president of International Paper - Europe. He spent three years there; now Mike Amick is in that position. The European operation has expanded and is much improved over time.

Just recently we've assigned Jerry Marterer, who managed our specialty industrial papers business and our quality program, to be president of International Paper - Asia. He's going to be based in Hong Kong; in fact, he's there now. Although we've had a presence in the Far East, our knowledge of it has been limited and our efforts there fragmented. Jerry is there to give us a high-level corporate development presence and to help us look at opportunities in that part of the world. He will get to understand the markets, the businesses, the people.

Similarly, we have named Harry Lambroussis, formerly vice president of our imaging business, to be president of International Paper - Latin/South America. Like Jerry Marterer, he will have operational responsibility but, more importantly, he will have corporate development responsibility for the Southern Hemisphere. (You've already heard from a number of people today about our plans to build a plant in Mexico and to expand in South America.) There are many opportunities in Latin America - we just have to be astute enough to figure out how to take full advantage of them.

Before I leave you today, I want to point out that these remarks are my way of saying that the strategies we described to you over the last seven or eight years remain the fundamental strategies that are in place today. We're going to continue to emphasize value-added products and we're going to expand that effort. We have a monumental cost reduction effort under way in this company. And we continue to look at - and probably have - the most expansive growth plan for the next couple of years that we've ever had.

In conclusion, this is for us a very unusual time. We think we've done many good things over the past few years that have positioned us well in terms of products, costs and markets. And, frankly, we've come to a point now where we think we've got the wind behind us. We think we're going to enjoy two or three spectacular years.

The thing I want to convey to you, however, is that a part of the activity in the organization is aimed at taking full advantage of the economic upswing and strong demand we're seeing now. That's going to happen, and that is the easy part of managing a business. The difficult part is how we position ourselves far beyond that. And that's the reason we're talking about the continued emphasis on product development and on step changes to achieve cost reduction. We're pretty excited about what's happening. I would like to close by saying, "We're Ready."

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